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        EXHIBIT 10.2 - EMPLOYMENT AGREEMENT DATED AS OF APRIL 17, 1996
                 BETWEEN THE REGISTRANT AND MR. GERALD MCMANIS

April 17, 1996


Mr. Gerald McManis
6206 Luckey Court
Falls Church, VA 22041

RE: CHANGE OF CONTROL SEVERANCE AGREEMENT

Dear Jerry:

At today's meeting of the Personnel and Compensation Committee, it was determined that you and several other key executives should be granted certain payments in the event of a Change of Control of MMI Companies, Inc. ("MMI"). A "Change of Control" will be defined as:

     . A reconstitution of more than 50% of the Board of Directors of MMI within any consecutive twelve (12) month period; or

     . An accumulation of more than 50% of MMI's outstanding stock by any individual, entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling MMI.

In the event of a Change of Control while you are employed by MMI, and the occurrence of any one or more of the four events described in the next paragraph within twelve (12) months following such Change of Control, you shall be entitled to a payment equal to 1.5 times your annual base salary as in effect immediately prior to such Change of Control. In addition, unvested options will vest in accordance with the provisions of your options.

Occurrences resulting in payments to you shall be:

          (i) Involuntary termination of employment, except for death, disability or Cause (as hereinafter defined);

          (ii) Voluntary termination of employment within 60 days following a reduction in your responsibilities or title as in effect immediately prior to such Change of Control;

          (iii) Voluntary termination of employment within 60 days following a reduction in your base salary as in effect immediately prior to such Change of Control; or

          (iv) Voluntary termination of employment within 60 days following relocation of MMI's principal place of business in excess of fifty miles from its existing location at 540 Lake Cook Road, Deerfield, Illinois.

"Cause" shall be defined to include, without limitation:

     . The commission of fraud, embezzlement, dishonesty, immoral acts or acts of similar character; and

        EXHIBIT 10.2 - EMPLOYMENT AGREEMENT DATED AS OF APRIL 17, 1996 BETWEEN THE REGISTRANT AND MR. GERALD MCMANIS - PAGE 2


Mr. Gerald McManis
April 17, 1996
Page Two


     . Your substantial default in the performance of your then job obligations over a period of time, your refusal to follow the reasonable directions or orders of the Chairman of the Board and Chief Executive Officer of MMI, chronic alcoholism, drug abuse, misconduct or malfeasance of office, or acts of a similar character.

The foregoing payments are in addition to, and not in lieu of, any other rights and payments to which Gerald McManis is entitled by law or the terms and conditions of the merger agreement and related agreements dated December 1993.

In case of any dispute arising out of or connected with the terms of your severance, we agree to submit said dispute to the American Arbitration Association in the City of Chicago, Illinois, for a resolution within 120 days. Any decision or award by said arbitrators shall be binding on us and, except in cases of gross fraud or misconduct by one or more of the arbitrators, the decision or award rendered with respect to such dispute or disagreement shall not be appealable. The arbitrator shall be empowered to award attorney's fees, out-of-pocket costs or disbursements, and any and all charges which may be made for the cost of the arbitration and the fees of the arbitrator to be paid by the losing party or to be borne equally by the parties in his discretion.

The rights and obligations of MMI hereunder shall inure to the benefit of and shall be binding upon the successors of MMI. This Agreement may be assigned by MMI only to an affiliate of MMI, provided that no such assignment shall relieve MMI of its obligation to provide the severance benefits to you as outlined in this letter.

Please sign below to formalize our agreement to these terms.

Sincerely,



B. Frederick Becker
Chairman & CEO



ACCEPTED



/s/ GERALD MCMANIS
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